Exhibit 4.4

THIS AGREEMENT is made on ___________________ 2021

BETWEEN

(1)	VERTICAL AEROSPACE GROUP LIMITED, a company incorporated in England and Wales with company number 12590994 and its registered office at 140-142 Kensington Church Street, London, England, W8 4BN (the “Original Grantor”); and

(2)	VERTICAL AEROSPACE LIMITED, a Cayman Islands exempted company incorporated with limited liability, with its registered office at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (the “Pubco”); and

(3)	[ ● ] (the “Optionholder”)

(each a “Party” and together the “Parties”).

1.	background

1.1	The Optionholder is an employee of Vertical Aerospace Group Limited.

1.2	By an agreement dated [ ● ], which is appended to this Agreement at Schedule 1 (the “Original Option Agreement”), the Original Grantor granted to the Optionholder an option intended to be a tax qualifying enterprise management incentive (“EMI”) option over B ordinary shares with a nominal value of £0.00001 each in the capital of the Original Grantor.

1.3	Pubco has obtained Control of the Original Grantor pursuant to the terms of the BCA. In accordance with the BCA, shareholders of the Original Grantor have become shareholders of Pubco.

1.4	Pubco wishes to grant a replacement EMI option to the Optionholder in consideration of the Optionholder’s surrender of the Original Option on the terms set out in this Agreement. It is intended that the Option granted under this Agreement shall be a “replacement option” as defined in paragraph 41 of Schedule 5.

1.5	The board of directors of Pubco consider that it is in the best interests of Pubco to retain and incentivise the Optionholder and have therefore determined to grant the Option to acquire ordinary shares with a par value of US$0.0001 each in the capital of Pubco on the terms of this Agreement.

1.6	It is intended that this Option is an enterprise management incentive option in accordance with the provisions of Schedule 5.

1.7	Pubco is a qualifying company as defined in Part 3 of Schedule 5.

2.	Definitions

2.1	In this Agreement, the following words and expressions shall have the following meanings:

(a)	“Control” has the meaning given by section 995 of the Income Tax Act 2007;

(b)	“Exercise Price” means [ ● ] per Option Share (as adjusted in accordance with this Agreement);

(c)	“HMRC” means Her Majesty’s Revenue & Customs;

(d)	“BCA” means the business combination agreement dated 10 June 2021 between Pubco, the Original Grantor and other parties thereto;

(e)	“Option Shares” means [number][1] ordinary shares with a nominal value of US$0.0001 each in the capital of Pubco (as the Option may be adjusted to relate to on a variation of Pubco’s share capital).

(f)	“ITEPA” means the United Kingdom’s Income Tax (Earnings and Pensions) Act 2003;

(g)	“Option” means the option granted by this Agreement;

(h)	“Original Option” means the option granted pursuant to the terms of the Original Option Agreement over [ ● ] shares in the capital of the Original Grantor, with an exercise price of [ ● ] per share;

(i)	“Original Option Agreement” has the meaning given in Clause 1.2, a copy of which is appended to this Agreement as Schedule 1;

(j)	“Pubco Ordinary Shares” has the meaning given in the BCA; and

(k)	“Schedule 5” means Schedule 5 to ITEPA.

3.	Grant of option and release of original option

3.1	In consideration of the release of the Original Option under Clause 3.2, Pubco grants to the Optionholder the Option, which is an option to acquire the Option Shares at the Exercise Price, on the terms set out in this Agreement.

3.2	In consideration of the grant of the Option under Clause 3.1, the Optionholder waives all rights the Optionholder has or may have under the Original Option, and releases the Original Grantor from all obligations it has or may have under the Original Option.

3.3	The Option is granted under the provisions of Schedule 5.

3.4	By signing this agreement, the Optionholder:

(a)	agrees to the terms of the Option as set out in this agreement; and

(b)	declares that the Optionholder works for Pubco or one of its subsidiaries (including, for the avoidance of doubt, the Original Grantor or one of its subsidiaries) for at least 25 hours a week or 75% of the Optionholder’s working time.

3.5	Within 92 days of the date of this Agreement, the Optionholder’s employer shall notify HMRC of the grant of the Option in accordance with the applicable requirements of Schedule 5.

3.6	All the terms of the Original Option Agreement apply to and are hereby incorporated into this Agreement, except where inconsistent with this agreement. Without limiting the generality of the foregoing, for the purposes of interpreting the Original Option Agreement as incorporated into this Agreement:

1             Note to draft: Insert number of Pubco shares under option. The exchange ratio is approximately 1:1,218 (i.e. option over one Vertical share = option over 1,218 Pubco shares). Please refer to capitalisation table prepared by Pubco for exact count.

(a)	The “Company” and “Vertical Aerospace Group Ltd” as used in the Original Option Agreement will each be taken to mean Vertical Aerospace Limited; and “Group”, “Group Company” and “Directors” shall be construed accordingly;

(b)	The “Exercise Price” as defined in this Agreement shall apply in lieu of the exercise price as specified in clause 3.2 of the Original Option Agreement;

(c)	“Share” and similar terms as used in the Original Option Agreement shall be taken to mean ordinary shares with a nominal value of US$0.0001 each in the capital of Pubco;

(d)	The “Option Shares” as defined in this Agreement shall apply in lieu of the details of the shares subject to option as specified in the Original Option Agreement;

(e)	Clause 5 (Restrictions applying to the Option Shares) of this Agreement shall apply in lieu of the restrictions summarised in clause 3.5 of the Original Option Agreement and any restrictions arising from the Original Grantor’s articles of association; and

(f)	Clause 9.5 of the Original Option Agreement, which relates to certain matters in respect of the Original Grantor’s articles of association, shall not apply for the purpose of this Agreement.

4.	Vesting and exercise conditions

4.1	The Option shall vest in accordance with the following vesting schedule which shall apply in lieu of the “Performance Targets” set out in Appendix 2 of the Original Option Agreement. References in the Original Option Agreement to the extent to which the Performance Targets are satisfied (or similar references) shall be taken to mean the extent to which the Option has vested in accordance with this vesting schedule.

Vesting schedule2

[Where existing option was 100% vesting on 30 June 2020: Linear quarterly vesting from 1 July 2019 to 30 June 2023. For example, as at 30 June 2021, 50% of the Option will have vested.]

[Where existing option was 100% vesting on 30 June 2022: Linear quarterly vesting from 1 July 2021 to 30 June 2025. For example, as at 30 June 2022, 25% of the Option will have vested.]

[Where existing option was 100% vesting on 30 June 2024: Linear quarterly vesting from 1 July 2022 to 30 June 2026. For example, as at 30 June 2023, 25% of the Option will have vested.]

4.2	The conditions of exercise set out in the Original Option Agreement shall otherwise continue to apply.

4.3	For the avoidance of doubt, the Option shall not become exercisable, nor shall it lapse, by virtue of completion of the transactions anticipated by the BCA.

5.	Restrictions applying to the Option Shares

5.1	[3] [ Number ] Option Shares (the “Earnout Restricted Securities”) shall be subject to the relevant restrictions set out in this Clause 5 (which for information purposes only are summarised in Schedule 2), and the remaining Option Shares shall not be subject to any relevant restrictions.

2             Note to draft: Include the relevant option and delete the others as appropriate.

3             Note to draft: Insert number of shares for each award which will be subject to the earn-out mechanism.

5.2	The Optionholder hereby unconditionally and irrevocably agrees as a condition of exercise of the Option that the following provisions shall apply to the Earnout Restricted Securities which the Optionholder hereby agrees to comply with in all respects:

(a)	The Optionholder shall not Transfer any Earnout Restricted Securities during the Restricted Period (the “Earnout Restriction”), except in accordance with the following:

(i)	the Earnout Restriction shall expire with respect to fifty percent (50%) of the Earnout Restricted Securities (the “First Earnout Tranche”) on the First Earnout Threshold Date; and

(ii)	the Earnout Restriction shall expire with respect to an additional fifty percent (50%) of the Earnout Restricted Securities (the “Second Earnout Tranche”) on the Second Earnout Threshold Date (for the avoidance of doubt no Earnout Restriction shall apply to any Earnout Restricted Securities following the Second Earnout Threshold Date).

(b)	Notwithstanding the foregoing, if the First Earnout Threshold Date and the Second Earnout Threshold Date does not occur prior to the Long Stop Date, then on the Long Stop Date all Earnout Restricted Securities will be irrevocably forfeited and surrendered to Pubco for cancellation and for nil consideration. The Optionholder hereby irrevocably consents to such surrender and undertakes to take all reasonable actions necessary to effect such surrender as may be requested by Pubco.

(c)	During the Restricted Period, each certificate (if any are issued) evidencing any Earnout Restricted Securities shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER, VOTING, DIVIDENDS AND OTHER RIGHTS SET FORTH IN AN OPTION AGREEMENT, DATED AS OF [●], BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE “ISSUER”) AND THE ISSUER’S SECURITY HOLDER NAMED THEREIN, AS AMENDED. A COPY OF SUCH OPTION AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

(d)	During the Restricted Period, the Earnout Restricted Securities that are subject to an Earnout Restriction do not entitle the Optionholder (or any transferee thereof) to any voting rights, pre-emption rights, dividends or other rights as a shareholder of Pubco prior to expiration of the applicable Earnout Restriction in accordance with Clause 5.2(a), The restrictions set forth in this Clause 5.2 shall only apply with respect to the Earnout Restricted Securities and shall not apply to any other Option Shares.

5.3	The share prices referenced in this Clause 5 will be equitably adjusted on account of any changes in the equity securities of Pubco by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means.

5.4	If any Transfer is made or attempted contrary to the provisions of this Clause 5, such Transfer shall be null and void ab initio, and Pubco shall refuse to recognize any such transferee of the Earnout Restricted Securities as one of its equity holders for any purpose. In order to enforce this Clause 5.4, Pubco may impose stop-transfer instructions with respect to any relevant Earnout Restricted Securities (and any permitted transferees and assigns thereof), as applicable, until the end of the Restricted Period.

5.5	For the purposes of this Clause 5:

(a)	the term “Closing Date” means the date on which the Share Acquisition Closing takes place (within the meaning of the BCA);

(b)	the term “First Earnout Threshold Date” means the date on which the sale price of the Pubco Ordinary Shares equals or exceeds $15.00 per share for any twenty (20) trading days within any thirty (30) trading day period;

(c)	the term “Long Stop Date” means the date that is five (5) years after the Closing Date;

(d)	the term “Restricted Period” means the period beginning on the Closing Date and ending on the earlier of (i) the Second Earnout Threshold Date and (ii) the Long Stop Date;

(e)	the term “Second Earnout Threshold Date” means the date on which the sale price of the Pubco Ordinary Shares equals or exceeds $20.00 per share for any twenty (20) trading days within any thirty (30) trading day period; and

(f)	the term “Transfer” means the (A) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the United States Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder, with respect to, any security, (B) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (C) public announcement of any intention to effect any transaction specified in clause (A) or (B).

6.	Data protection

Pubco will collect and process information relating to the Optionholder for the purposes of this Agreement in accordance with Pubco’s employee privacy policy.

7.	General

7.1	This Agreement may be amended in any respect if both Pubco and the Optionholder agree in writing.

7.2	Any notice or other communication required or to be made in connection with the Option shall be in writing and shall be delivered personally, sent by pre-paid first class post, recorded delivery post, commercial courier or email (but email communications shall only be treated as having been validly sent if the sender has an appropriate confirmation of receipt).

7.3	This Agreement may be executed in any number of counterparts, but shall not be effective until each party has signed at least one counterpart. Each executed counterpart shall constitute an original of this Agreement but all the counterparts together will constitute one and the same instrument.

7.4	This Agreement and the Option shall be governed by and construed in accordance with English law and the courts of England and Wales shall have exclusive jurisdiction to hear any claim or dispute arising out of it.

IN WITNESS of which the Parties have duly executed this Agreement as a deed on the day and year first before written.

Schedule 1 – Original Option Agreement

[to be appended]

Schedule 2 – Restrictions

[Number] of the Option Shares (the “Earnout Restricted Securities”) shall be subject to the following restrictions:

1.	The Earnout Restricted Securities generally cannot be transferred (i.e. sold, disposed of, etc.) to another person until the price of Pubco’s shares meets certain thresholds.

2.	None of the Earnout Restricted Securities can be transferred to another person before the date that the sale price of Pubco’s ordinary shares equals or exceeds $15.00 per share for any twenty (20) trading days within any thirty (30) trading day period (“First Earnout Threshold Date”).

3.	From the First Earnout Threshold Date, this transfer restriction expires for 50% of the Earnout Restricted Securities.

4.	From the date on which the sale price of the Pubco’s ordinary shares equals or exceeds $20.00 per share for any twenty (20) trading days within any thirty (30) trading day period (the “Second Earnout Threshold Date”), this transfer restriction expires for 100% of the Earnout Restricted Securities.

5.	If the First Earnout Threshold Date and the Second Earnout Threshold Date does not occur prior to the date that is five (5) years after the closing of the transactions envisaged by the BCA (the “Long Stop Date”), then from the Long Stop Date all Earnout Restricted Securities will be forfeited for nil consideration.

6.	While Earnout Restricted Securities are subject to the transfer restriction summarised above, those Earnout Restricted Securities will not entitle the holder (or any transferee thereof) to any voting rights, pre-emption rights, dividends or other rights as a shareholder of Pubco.

The restrictions summarised above shall only apply with respect to the Earnout Restricted Securities and shall not apply to the other Option Shares.

The above summary is for information purposes only to provide an understanding of the relevant restrictions. For full details, refer to Clause 5 of the Agreement to which this Schedule is a schedule.

Executed for and on behalf of VERTICAL AEROSPACE GROUP LIMITED	_____________________________________________________ [Authorised signatory]

Executed for and on behalf of VERTICAL AEROSPACE LIMITED	_____________________________________________________ [Authorised signatory]

Executed by [OPTIONHOLDER NAME]	_____________________________________________________